Exhibit 1.8

EXHIBIT C5 – [TRANCHE 5 NOTES]

RIO TINTO FINANCE (USA) PLC

OFFICERS’
CERTIFICATE

Officer’s Certificate pursuant to Section 301 of the Indenture

$1,750,000,000 5.250% Notes due 2035

The undersigned, duly authorized by Rio Tinto Finance (USA) plc (the “Company”), pursuant to Section 301 of the indenture dated as of July 2, 2001, which was amended and restated on March 16, 2012 and amended by the first supplemental indenture dated as of May 8, 2017 and the second supplemental indenture dated as of May 6, 2020 (the “Indenture”), among the Company, Rio Tinto Finance (USA) Limited, Rio Tinto Finance (USA) Inc., Rio Tinto plc, Rio Tinto Limited and The Bank of New York Mellon (the “Trustee”) and pursuant to a resolution duly adopted by the Board of Directors of the Company on March 4, 2025 delegating authority to the undersigned, HEREBY APPROVES AND CONFIRMS the following such terms:

Notes

Title:	$1,750,000,000 5.250% Notes due 2035

Principal Amount:	$1,750,000,000

Maturity:	March 14, 2035

Issue Price:	99.432%

Interest Rate:	5.250% per year

Interest Payment Dates:	Semi-annually on March 14 and September 14 of each year, commencing on September 14, 2025

Issue Date:	March 14, 2025

Record Dates:	The close of business on the fifteenth calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Optional Redemption:	The Company or either of Rio Tinto plc or Rio Tinto Limited may redeem the Notes, in whole or in part, at its or their option at any time. Upon redemption, we will pay a redemption price equal to (i) if such redemption occurs prior to the December 14, 2034 (“2035 Notes Par Call Date”), the greater of (x) 100% of the principal amount of the Notes to be redeemed and (y) as certified to the trustee by us or Rio Tinto, the sum of the present values of the remaining scheduled payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a spread of 20 basis points less interest accrued at the date of redemption or (ii) if such redemption occurs on or after the 2035 Notes Par Call Date, 100% of the principal amount of the Notes to be redeemed, together, in either case, with accrued interest on the principal amount of the Notes to be redeemed to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the yield determined in accordance with the following:

The Treasury Rate shall be determined by the Company or either of Rio Tinto plc or Rio Tinto Limited or any other designated agent of the Company or either of Rio Tinto plc or Rio Tinto Limited after 4:15 p.m., (New York City time) (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company or either of Rio Tinto plc or Rio Tinto Limited or any other designated agent shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2035 Notes Par Call Date (the “Remaining Life”); or

(2)	if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the 2035 Notes Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of the foregoing, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company or either of Rio Tinto plc or Rio Tinto Limited or any other designated agent shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m. (New York City time), on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2035 Notes Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2035 Notes Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2035 Notes Par Call Date, one with a maturity date preceding the 2035 Notes Par Call Date and one with a maturity date following the 2035 Notes Par Call Date, the Company or either of Rio Tinto plc or Rio Tinto Limited or any other designated agent shall select the United States Treasury security with a maturity date preceding the 2035 Notes Par Call Date. If there are two or more United States Treasury securities maturing on the 2035 Notes Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company or either of Rio Tinto plc or Rio Tinto Limited or any other designated agent shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m. (New York City time). In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m. (New York City time), of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any of the Notes are to be redeemed in part only, the notice of redemption that relates to the Notes will state the portion of the principal amount of the Notes to be redeemed. A new note in a principal amount equal to the unredeemed portion of the Notes will be issued in the name of the holder of the Notes upon surrender for cancellation of the original Notes. For so long as the notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company or either of Rio Tinto plc or Rio Tinto Limited defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Guarantees	The Notes will be fully and unconditionally guaranteed on an unsubordinated basis by each of Rio Tinto plc and Rio Tinto Limited as to principal, interest and premium when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise.

Form of Notes:	The Notes will be issued in registered form and will be represented by Global Securities, which will be executed and delivered in substantially the form attached hereto as Exhibit A. The Notes will be registered in the name of a nominee of The Depository Trust Company and deposited with The Bank of New York Mellon, as depositary.

Place of Payment, Paying Agent:	The Bank of New York Mellon
240 Greenwich Street, Floor 7E,
New York, NY 10286
United States of America
Attention: Global Corporate Trust

Notices and Demands to Company:	Rio Tinto Finance (USA) plc
6 St. James’s Square London SW1Y 4AD United Kingdom

or

Cheree Finan
Rio Tinto Services Inc.
80 State Street
Albany, NY 12207-2543,
United States

Payment of Additional Amounts:	All payments of principal, premium (if any) and interest in respect of the Notes or the Guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges imposed, levied or collected by any jurisdiction in which the Company, Rio Tinto plc or Rio Tinto Limited, as the case may be, or any successor entity, are organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax). If withholding or deduction is required by law, the Company, Rio Tinto plc or Rio Tinto Limited, as the case may be, must, subject to certain exceptions, pay to each holder of the Notes additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest on the Notes after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge, will not be less than the amount that would have been payable on the Notes in the absence of such deduction or withholding.

Optional Tax Redemption:	The Notes may be redeemed at the option of the Company or either of Rio Tinto plc or Rio Tinto Limited upon the occurrence of certain tax events in accordance with the redemption provisions set out in the forms of the Note attached hereto as Exhibit A.

Further Issues:	The Company may from time to time without the consent of the holders of the Notes create and issue further notes having the same terms and conditions as the notes so that the further issue is consolidated and forms a single series with such notes, provided that such further issue constitutes a “qualified reopening” for U.S. federal income tax purposes or such further notes are issued with not more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Other Terms:	The other terms of the Notes shall be substantially as set forth in the Indenture and the Prospectus Supplement dated March 13, 2025 relating to the Notes and the forms of the Note attached hereto as Exhibit A.

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EXHIBIT A

Dated: March 14, 2025

/s/ Maurita Sutedja
Name: Maurita Sutedja
Title: Group Treasurer

[Rio Tinto Finance (USA) plc signature page to Officer’s Certificate pursuant to the Indenture]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS THE NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”). UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO RIO TINTO FINANCE (USA) PLC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

RIO TINTO FINANCE (USA) PLC

5.250% NOTE DUE 2035

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST GUARANTEED BY RIO TINTO PLC AND RIO TINTO LIMITED

No. 00[1/2/3/4]

$[50/50/50/25]0,000,000

CUSIP: 76720A AU0

ISIN: US76720AAU07

Rio Tinto Finance (USA) plc, a public limited company duly incorporated and existing under the laws of England and Wales (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $500,000,000 on March 14, 2035, and to pay interest thereon from the date hereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 14 and September 14 in each year, commencing on September 14, 2025, at the rate of 5.250% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the August 30 or February 27 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan in the City of New York, or at such other agency as the Issuer may determine, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All payments of, or in respect of, principal of and any premium and interest on this Security, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by the United Kingdom or any such subdivision or authority to be withheld or deducted. In that event, the Issuer will pay such additional amounts (as described in Section 1004 of the Indenture) as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to the Holder of this Security of the amounts to which such Holder would have been entitled had no such withholding or deduction been required, subject to certain exceptions as set forth in Article Ten of the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual or PDF or other electronic image scan signature of the Trustee created by an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed manually or in facsimile.

Each attorney executing this Agreement states that he/she has no notice of revocation or suspension of his/her power of attorney.

Signed for Rio Tinto Finance (USA) plc by its attorney:

Attorney Signature

Print Name

(See reverse for additional terms)

[Signature page to Global Note]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: _____________, 2025

THE BANK OF NEW YORK MELLON,

as Trustee

By:
Authorized Officer

[Signature page to Global Note Certificate of Authentication]

REVERSE OF REGISTERED SECURITY

This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of July 2, 2001, as amended and restated as of March 16, 2012 and as amended by the supplemental indenture dated May 8, 2017 and the supplemental indenture dated May 6, 2020 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), among Rio Tinto Finance (USA) Limited, a corporation duly organized and existing under the laws of the State of Victoria, Australia, Rio Tinto Finance (USA) plc, a public limited company duly incorporated and existing under the laws of England and Wales, Rio Tinto Finance (USA) Inc., a corporation incorporated under the laws of the State of Delaware, Rio Tinto plc, a public limited company duly organized and existing under the laws of England and Wales, Rio Tinto Limited, a corporation duly organized and existing under the laws of the State of Victoria, Australia (Rio Tinto plc and Rio Tinto Limited each being referred to herein as a “Guarantor”, which term includes any Successor Persons under the Indenture referred to herein and, together, the “Guarantors”) and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities may be redeemed at the option of the Issuer or any of the Guarantors in whole, but not in part, at any time at the Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if the Issuer or a Guarantor determines that if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the jurisdiction (or of any political subdivision or taxing authority thereof or therein) in which the Issuer or any of the Guarantors is incorporated or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction (or such political subdivision or taxing authority) is a party, which change, execution or amendment becomes effective on or after March 11, 2025, (i) the Issuer or any of the Guarantors is or would be required to pay additional amounts of interest with respect to the Securities or Guarantees on the next succeeding Interest Payment Date as set forth in the Guarantee endorsed hereon (or in a supplemental indenture) or (ii) any Guarantor or any Subsidiary of any Guarantor is or would be required to deduct or withhold tax on any payment to the Issuer to enable the Issuer to make any payment of principal or interest in respect of the Securities and, in each case, the payment of such additional amounts in the case of (i) above or such deduction or withholding in the case of (ii) above cannot be avoided by the use of any reasonable measures available to the Issuer, any relevant Guarantor or Subsidiary.

The Securities may also be redeemed in whole, but not in part, upon not less than 10 nor more than 60 days’ notice given as provided in the Indenture at any time at a Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if the Person formed by a consolidation of any of the Guarantors or into which any of the Guarantors is merged or to which any of the Guarantors conveys, transfers or leases its properties and assets substantially as an entirety is required to pay a Holder additional amounts in respect of any tax, assessment or governmental charge imposed on any such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such consolidation, merger, conveyance transfer or lease.

Notice of redemption will be given by mail to Holders of Securities, not less than 10 nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Guarantors and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer or the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, no Holder of any Security of this series will have the right to institute any proceeding with respect to the Indenture, the Guarantee endorsed hereon, this Security or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer or exchange, the Issuer, the Guarantors, the Trustee and any agent of the Issuer, the Guarantors or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Guarantors, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

Interest on this Security shall be computed on the basis of a 360-day year of twelve 30-day months.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

GUARANTEE

Rio Tinto plc, a public limited company incorporated under the laws of England and Wales, having its registered office at 6 St James’s Square, London SW1Y 4AD, United Kingdom, and Rio Tinto Limited (ABN 96 004 458 404), a corporation incorporated under the laws of the State of Victoria, Australia, having its principal office at Level 43, 120 Collins Street, Melbourne, Victoria 3000, Australia (each being referred to herein as a “Guarantor”, which term includes any successor Person under the Indenture referred to in the Security upon which this Guarantee is endorsed, and together, the “Guarantors”), for value received hereby unconditionally guarantee to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee on behalf of each such Holder the due and punctual payment of the principal of, premium, if any, and interest on such Security (including any additional amounts payable pursuant to Section 1004 of the Indenture in respect thereof) and the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable (subject to any period of grace provided with respect thereto), whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein and any other payment of interest under the Indenture. In the case of the failure of Rio Tinto Finance (USA) plc, a public limited company duly incorporated and existing under the laws of England and Wales (herein called the “Issuer”, which term includes any successor Person under such Indenture), punctually to make any such payment of principal, premium, if any, or interest or any sinking fund or analogous payment, the Guarantors hereby, jointly and severally, agree to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer. The obligations of the Guarantors under this Guarantee shall be joint and several.

Each of the Guarantors hereby further agrees, subject to the limitations and exceptions set forth below, that if any deduction or withholding for any present or future taxes, assessments or other governmental charges of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which such Guarantor is incorporated shall at any time be required by such jurisdiction (or any such political subdivision or taxing authority) in respect of any amount to be paid by such Guarantor under this Guarantee or a Security, then such Guarantor will pay to the Holder of a Security such additional amounts as may be necessary in order that the net amounts paid to the Holder of such Security who, with respect to any such tax, assessment, or other governmental charge, is not resident in such jurisdiction, after such deduction or withholding, shall be not less than the amounts specified in such Security to which such Holder is entitled; provided however, that such Guarantor shall not be required to make any payment of additional amounts (i) if the Holder is a United States Person, for or on account of any such tax, assessment or other governmental charge imposed by the United States or any political subdivisions or taxing authority thereof or therein, (ii) for or on account of:

(a)            any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Security (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(b)            any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(c)            any tax, assessment, or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of, premium, if any, or interest on, the Securities;

(d)            any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Security with a request of the Issuer or the applicable Guarantor addressed to the Holder (i) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of Clause (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(e)            in the case of a payment made by Rio Tinto plc under the Guarantees, any tax, assessment or other governmental charge imposed as a result of the Security being presented for payment in the United Kingdom unless presentment could not have been made elsewhere;

(f)            any withholding or deduction required to be made with respect to a Security presented for payment by or on behalf of a Holder of such Security who would have been able to avoid such withholding or deduction by presenting the relevant Security to another Paying Agent;

(g)            any withholding or deduction for which a determination is made by the Australian Commissioner of Taxation that the withholding or deduction is payable because the Holder has participated in a scheme to avoid withholding tax provided that neither the Issuer nor any Guarantor participated in or was a party to such scheme; or

(h)            any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor shall additional amounts be paid with respect to any payment of the principal of, premium, if any or any interest on any Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the Holder of the Security.

Each of the Guarantors hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or such Indenture, any failure to enforce the provisions of such Security or such Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto, by the Holder of such Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of each of the Guarantors, increase the principal amount of such Security, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof, or increase the principal amount of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to Section 502 of such Indenture. Each of the Guarantors hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment require under such Security and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, premium, if any, and interest on such Security.

Notwithstanding anything to the contrary contained herein, each of the Guarantors shall be entitled to withhold and deduct any amounts required to be deducted or withheld pursuant to an agreement described in Section 1471(b) of the Code, or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement) (any such withholding or deduction, a “FATCA Withholding”), and the Guarantors shall not be required to pay any additional amounts in respect of FATCA Withholding.

Each of the Guarantors shall be subrogated to all rights of the Holder of such Security and the Trustee against the Issuer in respect of any amounts paid to such Holder by such Guarantor pursuant to the provisions of this Guarantee, provided, however, that such Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Securities of the same series issued under such Indenture shall have been paid in full.

No reference herein to such Indenture and no provision of this Guarantee or of such Indenture shall alter or impair the guarantee of the Guarantors, which is absolute and unconditional, of the due and punctual payment of the principal of, premium, if any, and interest on, and any sinking fund or analogous payments with respect to, the Security upon which this Guarantee is endorsed.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security shall have been manually executed by or on behalf of the Trustee under such Indenture.

All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.

The Guarantee shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of the State of New York.

Executed and dated the date on the face hereof.

RIO TINTO PLC

By:

Name:
Title:

RIO TINTO LIMITED

By:

Name:
Title:

[Signature page to Guarantee]